Exhibit 99.1

American Healthcare REIT Announces

Chief Executive Officer and President Danny Prosky

to Take Medical Leave of Absence

IRVINE, Calif., February 4, 2026 - American Healthcare REIT, Inc. (NYSE: AHR) (the “Company,” “we,” “our,” or “AHR”) announced today that Danny Prosky, the Company’s Chief Executive Officer and President, has taken a medical leave of absence, effective February 3, 2026, due to a recent medical event.

The Company’s Board of Directors has appointed Jeffrey T. Hanson, the Chairman of the Company's Board, to serve as Interim Chief Executive Officer and President, effective February 3, 2026, during Mr. Prosky’s absence. Mr. Hanson will work closely with AHR’s senior leadership team to ensure continuity of operations and continued execution of the Company’s strategic priorities.

“On behalf of the Board and the entire AHR organization, we extend our full support to Danny and his family during this time,” said Jeffrey T. Hanson. “We are confident in the depth and experience of our senior leadership team, which is long-tenured and has a proven track record of executing on AHR’s mission of facilitating high-quality care and health outcomes with our partners. I look forward to rejoining them in an interim capacity and supporting them as we continue to advance this mission.”

About American Healthcare REIT, Inc.

American Healthcare REIT, Inc. (NYSE: AHR) is a real estate investment trust that acquires, owns and operates a diversified portfolio of clinical healthcare real estate, focusing primarily on senior housing communities, skilled nursing facilities, and outpatient medical buildings across the United States, and in the United Kingdom and the Isle of Man.

SOURCE American Healthcare REIT, Inc.

Investor Contact:

Alan Peterson

VP, Investor Relations & Finance

(949) 270-9200

investorrelations@ahcreit.com

Media Contact:

Damon Elder

Spotlight Marketing Communications

(949) 427-1377

damon@spotlightmarcom.com

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